Exhibit 99.1

STRATA Skin Sciences Expects Record Full Year 2022 Revenue

●	Unaudited, preliminary revenue within the range of $35-$36 million
●	Record revenue represents approximately 17-19% growth over full year 2021

HORSHAM, Pa., February 1, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced record, preliminary revenue for the full year 2022 in the range of $35-$36 million, which is at the upper-end of previously announced guidance ($33-$35 million) and compares to $30 million reported for the full year 2021.

“Last year proved to be a record year for STRATA with preliminary full year revenue in the range of $35-$36 million, representing approximately 17-19% growth over the full year 2021,” stated Bob Moccia, Chief Executive Officer of STRATA Skin Sciences. “This past year the team remained focused on growing the top-line through driving XTRAC® usage, refurbishing and redeploying underutilized devices, and focusing on international sales. We are excited by these positive results and look forward to continuing this momentum throughout 2023.”

The preliminary, unaudited results described in this press release are estimates and are subject to revision until the company reports its full financial results for the year ended December 2022, which is anticipated in March 2023.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® and Pharos® excimer lasers, VTRAC® lamp systems, and now the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital